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                                                                      Exhibit 21
                         Subsidiaries of the Registrant

        Listed below are the major subsidiaries of the Company, including equity investees, each of which is in the consolidated financial statements of the Company and its Subsidiaries, and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed). Subsidiaries omitted from the list would not, if aggregated, constitute a significant subsidiary:

                                                                      Jurisdiction of      Securities
Name of Subsidiary                                                     Incorporation       Ownership
------------------                                                     -------------       ---------
Media General Communications, Inc.                                        Delaware             100%
    Media General Broadcasting of Birmingham Holdings, LLC                Alabama              100%
    Media General Operations, Inc.                                        Delaware             100%
        MG Broadcasting of Birmingham II, LLC                             Alabama              100%
        Media General Broadcasting of South Carolina, Inc.                Delaware             100%
        Professional Communications, Inc.                                 Florida              100%
        The Tribune Company Holdings, Inc.                                Delaware             100%
        NES II, Inc.                                                      Virginia             100%
        Virginia Paper Manufacturing Corp.                                Virginia             100%
                SP Newsprint Company (Partnership)                        Georgia            33.33%
Media General Financial Services, Inc.                                    Virginia             100%
Denver Post Corporation                                                   Delaware              20%